CHICAGO HOUSING REIT, INC.

ARTICLES OF INCORPORATION

The Undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Illinois, do herey certify as follows:

ARTICLE 1

NAME

The name of the Corporation (herein after called the “Corporation”) is CHICAGO HOUSING REIT, INC.

ARTICLE 2

REGISTERED OFFICE

The address of the Registered Office of the Corporation in the State of California is 111 West Washington Blvd., Chicago, Illinois 60602 and the name of the Registered Agent of the Corporation in the State of California at such address is Mr. JOHN “YANNI” KOUTROPOULOS.

ARTICLE 3

PURPOSE

The purpose for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Illinois as now or hereafter in force. For the purposes of the Charter of the Corporation (the “Charter”), “REIT” means Real Estate Investment Trust under Sections 856 through 860 of the Code.

ARTICLE 4

CAPITAL STOCK

1.

Authorized Shares: The Corporation has authority to issue 500,000,000 Shares of Stock, consisting of (i) 400,000,000 Shares of Common Stock, $0.01 par value per Share (the “Common Stock”), and (ii) 100,000,000 Shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”). The aggregate par value of all authorized shares of Stock is $5,000,000. If Shares of one class of Stock are classified or reclassified into Shares of another class of Stock pursuant to

Section 2 of this Article 4, the number of Authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified, so that the aggregate number of Shares of Stock of all classes that the Corporation has authority to issue shall not be more than the total number of Shares of Stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders of the Corporation, may amend the Charter from time-to-time to increase or decrease the aggregate number of Shares of Stock or the number of Shares of Stock of any class or series that the Corporation has authority to issue.

2.

Common Stock: Subject to the provision of Article 5 and except as may otherwise be specified in the terms of any class or series of Common Stock, each Share of Common Stock shall entitle the holder thereof to one vote. The board of Directors may reclassify any unissued Shares of Common Stock from time-to-time, into one or more classes or series of Stock.

No Dividend will be declared, or paid, or other distribution of cash or other property declared or made directly by the Corporation or any person acting on behalf of the Corporation on any Shares of beneficial interest that rank junior to the Shares of Class A Common Stock, as applicable, as to the payment of dividends or amounts upon liquidation, dissolution or winding up unless full cumulative dividends have been declared and paid, or are contemporaneously declared and funds sufficient for payment set aside on the Shares of Class A Common Stock, as applicable, for all prior and contemporaneous dividend periods; provided, however, that if accumulated and accrued dividends on the Shares of Class A Common Stock, as applicable, for all prior and contemporaneous dividend periods have not been paid in full then any dividend declared on the Shares of Class A Common Stock, as applicable, for any dividend period and on any Shares of beneficial interest of the Corporation that rank on parity with the Shares of Class A Common Stock, as applicable, as to the payment of dividends or amounts upon liquidation, dissolution and wining up (the “Parity Stock”) will be declared ratably in proportion to accumulated, accrued and unpaid dividends on the Shares of Class A Common Stock, as applicable, such Parity Stock. The dividends paid to the Holders of the Shares of Common Stock will be subject to the rights of any class of Preferred Stock.

No distribution of the Shares of Common Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if any such authorization or payment shall be restricted or prohibited by law. Any distribution payment made on the Shares of Common Stock shall be credited against the earliest accrued but unpaid distribution due with respect to such Shares which remains payable.

3.

Preferred Stock: The Board of Directors may classify any unissued Shares of Preferred Stock and reclassify any previously classified but unissued Shares of Preferred Stock of any series from time-to-time, into one or more classes or series of Stock.

4.

Classified or Reclassified Shares: Prior to the issuance of classified or reclassified shares of any class or series, the Board of Directors by resolutions shall: (a) designate that class or series to distinguish it from all other classes and series of Stock of the Corporation; (b) specify the number of Shares to be included in the series or class; (c) set or change, subject to the provisions of Article 5 and subject to the express terms of any class or series of Stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Revenue. Any of the terms of any class or series of Stock set or changed pursuant to clause (c) of this Section 4.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Stock is clearly and expressly set forth in the articles supplementary or other charter document.

5.

Stockholders’ Consent in Lieu of Meeting: Any action required or permitted to be taken at any meeting of the Stockholders may be taken without a meeting by unanimous consent, in writing or by electronic transmission, in the manner permitted by the IGCL.

6.

Charter and Bylaws. The rights of Stockholders and the terms of all Stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE 5

BYLAWS

Except as otherwise provided in these Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

BOARD OF DIRECTORS

1.

Number of Directors: The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation is THREE, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Illinois General Corporation Law (the “IGCL”). The names of the Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected are: MR. YANNI KOUTROPOULOS, ______________________, and ___________________________

The Board of Directors may increase the number of Directors and may fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors occurring before the first annual meeting of Stockholders in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible to make the election, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as herein defined), any all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the Directorship in which such vacancy occurred and until a successor is elected and qualifies.

2.

Extraordinary Actions: Except as specifically provided in Section 6.8 (relating to removal of Directors) and in the last sentence of Article 6, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the Stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to case a majority of all the votes entitled to be cast on the matter.

3.

Authorization by Board of Stock Issuance: The Board of Directors may authorize the issuance from time-to-time of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of its Stock or any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the cast of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

4.

Preemptive and Appraisal Rights: Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares of Stock pursuant to Section 4.4, or as may otherwise be provided by a contract approved by the Board of Directors, no Holder of Shares of Stock of the Corporation shall, as such Holder, have any preemptive right to purchase or subscribe for any additional shares of Stock of the Corporation or any other security of the

Corporation which it may issue or sell. Holders of Shares of Stock shall not be entitled to exercise any rights of an objecting Stockholder provided for under the IGCL, or any statute of the IGLC, or any successor statute of the IGCL unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which Holders of such Shares would otherwise be entitled to exercise such rights.

5.

Right to Indemnification: Each person who was or is made a party, or is threatened to be made a party to, or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reasons of the fact that he or she is or was a Director, Officer or Employee of the Corporation or, while a Director of Officer of the Corporation, is or was serving at the request of the Corporation as a Director, Manager, Officer, Employee or Agent of the Corporation, is or was serving at the request of the Corporation as a Director, Manager, Officer, Employee or Agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer or other Employee or in any other capacity while serving as a Director, Officer or Employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Illinois Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, Manager, Officer, Employee or Agent and shall inure to the benefit of the indemnitee’s heirs, legal representatives, executors and administrators. The right to indemnification conferred in this Section 6.5, shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that in any case an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.5 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to agents of the Corporation with the same or lesser scope and affect as the foregoing indemnification of Directors, Officers and Employees. Any Director, Officer or Employee of the Corporation serving (i) another corporation, partnership, limited liability company, joint venture, trust or other enterprise of which a majority of the equity interests entitled to vote in the election of its directors or the equivalent thereof is controlled by the

Corporation, or (ii) an employee benefit plan of the Corporation or any entity referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the Corporation.

Neither the amendment or repeal of this Section, nor the adoption or amendment of any other provision of this Charter or the Bylaws inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

6.

Determinations by Board: The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive, and shall be binding upon the Corporation and every Holder of Shares of its Stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Stock or the payment of other distributions on its Stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the priority thereof (whether or not any obligation or liability for which such reserves or charges shall be created shall have been paid or discharged); any interpretations of the terms, preferences, conversion or other rights, voting powers or any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of Stock of the Corporation; the number of Shares of Stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter of Bylaws or otherwise to be determined by the Board of Directors.

7.

REIT Qualification: If the Corporation elects to qualify for U.S. Federal Income Tax Treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as necessary or appropriate to preserve the qualification of the Corporation as a REIT, however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may authorize the Corporation to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on Stock Ownership and Transfer set forth in Article 7 is no longer required for REIT qualification.

8.

Removal of Directors: Subject to the rights of Holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the Stockholders entitled to case at least two-thirds of all the votes entitled to be case generally in the election of Directors.

9.

Advisor Agreements: Subject to such conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE 7

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

1.

Definitions: For the purpose of this Charter, the following terms have the following meanings:

Aggregate Stock Ownership Limit: The term “Aggregate Stock Ownership Limit” shall mean that not more than 9.8 percent (in value or in the number of Shares, whichever is more restrictive) of the aggregate of the outstanding Shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.

Beneficial Ownership: The term “Beneficial Ownership” shall mean ownership of Capital Stock by a person, whether the interest in the Shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day: The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Chicago are authorized or required by law, regulation or executive order to close.

Capital Stock: The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary: The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.2.j, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit: The term “Common Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.h of the Charter.

Constructive Ownership: The term “Constructive Ownership” shall mean ownership of Capital Stock by a person, whether the interest in the Shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner”, “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder: The term “Excepted Holder” shall mean a person for whom an Excepted Holder Limit is created by the Charter or the Board of Directors pursuant to Section 7.2.g.

Excepted Holder Limit: The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 7.2.h and subject to adjustment pursuant to Section 7.2.g, the percentage limit established by the Board of Directors pursuant to Section 7.2.g.

Initial Date: The term “Initial Date” shall mean the date of the closing of the Offering.

Market Price: The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transactions reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading, or if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

Person: The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner: The term “Prohibited Owner” shall mean with respect to any purported Transfer, any person who, but for the provisions of Section 7.2.a, would Beneficially Own or Constructively Own Shares of Capital Stock and, if appropriate in the context, shall also mean any person who would have been the record owner of the Shares that the Prohibited Owner would have so owned.

Restriction Termination Date: The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 6.7 of the Charter that it is no longer in the best interest of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfer of Shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer: The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into the exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust: The term “Trust” shall mean any trust provided for in Section 7.3.a.

Trustee: The Term “Trustee” shall mean the person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

2.

Capital Stock:

a.

Ownership Limitations: During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

i.

Basic Restrictions:

1.

No person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares of Capital Stock in excess of the Aggregate Stock Ownership Limit; (2) no person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

2.

No person shall Beneficially Own or Constructively Own Shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “Closely Held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) to the Code if the income derived by the Corporation from such tenant could cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

3.

Any Transfer of Shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares of Capital Stock.

ii.

Transfer in Trust: If any Transfer of Shares of Capital Stock occurs which, if effective, would result in any person Beneficially Owning or Constructively Owning Shares of Capital Stock in violation of Section 7.2.a,

1.

Then that number of Shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such person to violate Section 7.2.a (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such person shall acquire no rights in such Shares; or

2.

If the Transfer to the Trust described in clause (i) of this sentence would not be effective of any reason to prevent the violation of Section 7.2.a, then the Transfer of that number of Shares of Capital Stock that otherwise would cause any person to violate Section 7.2.a shall be void ab initio, and the intended transferee shall acquire no rights in such Shares of Capital Stock.

b.

Remedies for Breach: If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.a or that a person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares of Capital Stock in violation of Section 7.2.a (whether or not such violation is intended), the Board of Directors or such committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.a shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors of such committee thereof.

c.

Notice of Restricted Transfer: Any person who acquires or attempts to intends to acquire Beneficial Ownership or Constructive Ownership of Shares of Capital Stock that will or may violate Section 7.2.a or any person who would have owned Shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.a shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

d.

Owners Required to Provide Information: From the Initial Date and prior to the Restriction Termination Date:

i.

Every owner of five percent or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder)

of the outstanding Shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation starting stating the name and address of such owner, the number of Shares of each class and series of Capital Stock Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall promptly provide to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit; and

ii.

Each person who is a Beneficial Owner or Constructive Owners of Capital Stock and each person (including the Stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall promptly provide to the Corporation in writing such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

e.

Remedies Not Limited: Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporation’s qualification as a REIT.

f.

Ambiguity: In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a person would have (but for the remedies set forth in Section 7.2.1) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.a, such remedies (as applicable) shall apply first to the Shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such person, pro rata among the persons who actually own such Shares of Capital Stock based upon the relative number of the Shares of Capital Stock held by each such person.

g.

Exceptions:

i.

Subject to Section 7.2.a, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such person if the Board of Directors determines, based on such representations and understandings as it may require, that:

1.

Such exemption will not cause the Beneficial Ownership or Constructive Ownership of Shares of Capital Stock of any individual (as defined in Section 542(a)(2) of the Code) to violate Section 7.2.1(a)(ii); and

2.

Such person does not and will not Constructively own an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the option of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation).

ii.

Prior to granting any exception pursuant to Section 7.2.g, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

iii.

Subject to Section 7.2.a, an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchange for Capital Stock) may Beneficially Own or Constructively Own Shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

iv.

The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of each Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for the Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Ownership Limit or Aggregate Stock Ownership Limit, as applicable.

h.

Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits:

i.

Subject to Section 7.2.a, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit; provided, however, that any decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any person whose percentage ownership in Common Stock or Capital Stock is in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such person’s percentage of Common Stock or Capital Stock equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of Common Stock or Capital Stock in excess of such percentage ownership of Common Stock or Capital Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that any increased or decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer persons to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

ii.

Prior to increasing or decreasing the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit pursuant to Section 7.2.h, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.

i.

Legend: Each certificate for Shares of Capital Stock, if certified, or any written statement of information in lieu of a certificate delivered to a Holder of uncertificated Shares of Capital Stock shall bear substantially the following Legend:

“The Shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its qualification as a Real

Estate Investment Trust under the Code. Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no person may Beneficially Own or Constructively Own Shares of Common Stock in excess of 9.8 percent (in value or number of Shares, whichever is more restrictive) (or such lesser percentage established by the Board of Directors) of the outstanding Shares of Common Stock unless such person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no person may Beneficially Own or Constructively Own Shares of Capital Stock in excess of 9.8 percent (in value or number of Shares, whichever is more restrictive) (or such lesser percentage established by the Board of Directors) of the total outstanding Shares of Capital Stock, unless such person is an Excepted Holder (in which case the Excepted Holder shall be applicable); (iii) no person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise case the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares of Capital Stock that, if effective would result in the Capital Stock being beneficially owned by less than 100 persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio and the intended transferee shall acquire no rights in such Shares of the Capital Stock. Any person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares of Capital Stock which causes or will cause a person to Beneficially Own or Constructively Own Shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the restrictions on transfer or ownership as set forth in (i) through (iii) above are violated, the Shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Further, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i) through (iii) above may be void ab initio. All capitalized terms in this Legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time-to-time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each Holder of Capital Stock on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principle office.”

Instead of the foregoing Legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge.

j.

Transfer of Capital Stock in Trust:

i.

Ownership in Trust: Upon any purported Transfer or other event described in Section 7.2.a that would result in a transfer of Capital Stock to a Trust, such Shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer of other event that results in the transfer to the Trust pursuant to Section 7.2.a. The Trustee shall be appointed by the Corporation and shall be a person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.f.

ii.

Status of Shares Held by the Trustee: Shares of Capital Stock held by the Trustee shall be issued and outstanding Shares of Capital Stock. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

iii.

Dividend and Voting Rights: The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the Shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have not rights with respect to Shares held in the Trust and, subject to Illinois Law, effective as of the date that the Shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article 7, until the Corporation shall be entitled to rely on its Share Transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

iv.

Sale of Shares by Trustee: Within 20 days of receiving notice from the Corporation that Shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Shares will not violate the Ownership Limitations set forth in Section 7.2.a. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale of the Prohibited Owners and to the Charitable Beneficiary as provided in this Section 7.3.d. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the event causing the Shares to be held in the Trust did not involve a purchase of such Shares at Market Price, the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.c of this Article 7. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery of the Corporation that Shares of Capital Stock have been transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.c, such excess shall be paid to the Trustee upon demand.

v.

Purchase Right in Stock Transferred to the Trustee: Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price share equal to the lesser of (i) the price per share in the transaction that resulted in such Transfer to the Trust (or, if the event that resulted in the Transfer to the Trust did not involve a purchase of such Shares at Market Price, the Market Price of such Shares on the day of the event that resulted in the Transfer of such Shares to the Trust) and (ii) the Market Price on the date the Corporation, or its designee accepts such offer.

The Corporation may reduce the amount payable to the Trustee by the amount of dividends and other distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.c of this Article 7 and may pay the amount of such reductions to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offering until the Trustee has sold the Shares held in the Trust pursuant to Section 7.3.d. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

vi.

Designation of Charitable Beneficiaries: By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.a in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make any such designation nor the failure of the Corporation to appoint the Trustee before its automatic transfer provided for in Section 7.2.a shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

vii.

Market Transactions: Nothing in this Article 7 shall preclude the settlement of any transactions entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provisions of this Article 7 and any transferee in such a transaction shall be subject to all the provisions and limitations set forth in this Article 7.

viii.

Enforcement: The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article 7.

ix.

Non-Waiver: No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

x.

Severability: If any provisions of this Article 7 or any application of any such provision is determined to be invalid by any Federal or State Court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such Court.

ARTICLE 8

AMENDMENTS

The Corporation reserves the right from time-to-time to make any amendments to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, or any Shares of outstanding Stock. All rights and powers conferred by the Charter on Stockholders, Directors and Officers are granted subject to this reservation. Except as set forth below and except for those amendments permitted to be made without Stockholder approval under Illinois Law, or by specific provisions in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of the Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendments to Section 5.8, to Article 7 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of the Stockholders entitled to case at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE 9

LIMITATION OF LIABILITY

To the maximum extent that Illinois Law in effect from time-to-time permits limitation of the liability of directors and officers of a corporation, no present or former Director or Officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Article 9, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with the Article 9, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

FIRST: The Corporate Charter is hereinabove set forth and has been duly advised by the Board of Directors and approved by the sole Stockholder of the Corporation as required by Law. The Board of Directors authorized _____________________ to act as witness to the foregoing Corporate Charter.

SECOND: The current address of the principal office of the Corporation in Illinois is set forth in Article 2 of the foregoing Corporate Charter.

THIRD: The name and address of the Corporation’s current resident in Illinois is set forth in Article 2 of the foregoing Corporate Charter.

FOURTH: The number of Directors of the Corporation and the names of those currently in office are as set forth in Article 6 of the foregoing Corporate Charter.

FIFTH: The total number of Shares of Stock which the Corporation has the authority to issue is 500,000,000, consisting of 400,000,000 Shares of Common Stock, $0.01 par value per Share and

100,000,000 Shares of Preferred Stock, $0.01 par value per Share. The aggregate par value of all authorized Shares of Common Stock is $4,000,000, and the aggregate par value of all authorized Shares of Common Stock is $1,000,000.

SIXTH: The undersigned acknowledges these Article of Incorporation as the Corporation’s Charter, and to be the corporate act of the Corporation, and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF: the Corporation has caused these Articles of Incorporation to be signed and acknowledged in its name and on its behalf on this 4th day of January, 2016.

CHICAGO HOUSING REIT, INC.

_____________________________________

Name: Mr. John “Yanni” Koutropoulos

Title: Chief Executive Officer

ATTEST:

____________________________________

Name: